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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g)
                           of the Securities Exchange
     Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                             15(d) of the Securities
                              Exchange Act of 1934.

                           Commission File No. 1-9639

                   REAL ESTATE INVESTMENT TRUST OF CALIFORNIA
             (Exact name of registrant as specified in its charter)


                           12011 San Vicente Boulevard
                                    Suite 707
                         Los Angeles, California  90049
                                 (310) 476-7793

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Shares of Beneficial Interest
            (Title of each class of securities covered by this Form)

                                      None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)           [X]  Rule 12h-3(b)(1)(ii)       [ ]
     Rule 12g-4(a)(1)(ii)          [ ]  Rule 12h-3(b)(2)(i)        [ ]
     Rule 12g-4(a)(2)(i)           [ ]  Rule 12h-3(b)(2)(ii)       [ ]
     Rule 12g-4(a)(2)(ii)          [ ]  Rule 15d-6                 [ ]
     Rule 12h-3(b)(1)(i)           [X]

     Approximate number of holders of record as of the certification or notice date: None.

     Pursuant to the requirements of the Securities Exchange Act of 1934, BRE PROPERTIES, INC. (Commission File No. 1-7993), as successor to Real Estate Investment Trust of California, has caused this certification/notice to be signed on behalf of Real Estate Investment Trust of California by the undersigned duly authorized person.


DATE:  3/25/96         By:    /s/ LeRoy E. Carlson
                          ------------------------------------------------
                                  LeRoy E. Carlson, Executive Vice President and Chief Financial Officer